Exhibit 19.1

VIVOSIM LABS, INC.

INSIDER TRADING POLICY

1.
Policy Statement. This document sets forth the Insider Trading Policy (the “Policy”) of VivoSim Labs, Inc. and its subsidiaries (collectively, the “Company”) regarding trading in the Company’s securities as described below and the disclosure or use of information concerning the Company. This Policy is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. It is your obligation to understand and comply with this Policy. The Company has designated its General Counsel, or in the absence of a General Counsel, its Chief Financial Officer, as the Compliance Officer for this Policy (the “Compliance Officer”). Please contact the Compliance Officer if you have any questions regarding this Policy or the Trading Procedures described below.
2.
To Whom Does This Insider Trading Policy Apply? This Policy applies to the Company, its employees, consultants, contractors, officers, and members of the Board of Directors (collectively, “Company Personnel”). The restrictions in this Policy continue to apply following the end of any such individuals’ service to or employment with the Company until any material nonpublic information possessed by such individual has become public or is no longer material. The same restrictions that apply to Company Personnel under this Policy also apply to their immediate family members who reside with them or third parties living in the same household, and to any investment fund, trust, retirement plan, partnership, corporation or other entity over which Company Personnel have the ability to influence or direct investment decisions concerning securities. The same restrictions on insider trading that apply to Company Personnel also apply to their family members who do not live in their households but whose transactions in Company or other securities are directed by Company Personnel or are subject to their influence or control (such as parents or children who consult the person before they trade in Company or other securities). Company Personnel are responsible to ensure that trading in any securities by any such third party complies with this Policy.
3.
Companies Covered. In addition, the restrictions imposed by this Policy extend to transactions involving securities of other public companies, such as customers or suppliers of the Company and companies with which the Company may be negotiating major transactions, such as an acquisition, joint venture, investment or sale. Information that is not material to the Company may nevertheless be material to the other company. Therefore, Company Personnel who obtain material nonpublic information about another public company in the course of working for or providing services to the Company are subject to restrictions on trading in securities of that company or communicating that information to others.
4.
What Is Prohibited Under This Insider Trading Policy?

It is the Company’s policy that Company Personnel may not, except as otherwise provided for in this Policy, engage in transactions involving Company securities (either directly or indirectly through family members or other persons or entities), while aware of material nonpublic information.

A.
Prohibited Activities

When Company Personnel know or are in possession of material nonpublic information about the Company, they are generally prohibited from engaging in the following activities:

a)
Purchasing Company stock on the public market (except in connection with an employee stock purchase program or a pre-planned stock purchase under an approved Rule 10b5-1 plan), or purchasing any other type of securities in the public market that are convertible or exercisable for Company stock.

b)
Selling shares of Company stock (except in connection with a pre-planned sale under an approved Rule 10b5-1 plan or an approved “sell to cover” program adopted by the Company) in the public market. This restriction includes: (i) any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale (with or without a broker) for the purpose of generating the cash needed to pay the exercise price and/or applicable taxes due upon exercise of an option or upon the vesting or settlement of restricted stock or restricted stock unit awards; (ii) the exercise of an option or a restricted stock award (if such award has an exercise price) via a net exercise with the Company (e.g., a type of cashless exercise transaction that involves the Company’s cancellation of shares and does not involve a sale of shares in the market place); and (iii) the payment of the exercise price and/or applicable taxes due upon exercise of an option or a restricted stock award (if such award has an exercise price) or the vesting or settlement of restricted stock or restricted stock unit awards by delivering stock in the Company held by such Company Personnel as payment for the exercise price and/or the applicable taxes, regardless of whether those shares are made available in the market place by the Company.
c)
Having others trade for such Company Personnel in the Company’s securities. Trades in Company shares held in street name in a person’s account or for his or her benefit at a brokerage firm are also prohibited if the person is otherwise prohibited from trading in Company securities. If a person invests in a “managed account” or arrangement (other than a Rule 10b5-1 plan discussed below), he or she should instruct the broker or advisor not to trade in Company securities on his or her behalf.
d)
Disclosing material nonpublic information about the Company to anyone else who might then trade on this information, unless the third party (i) owes a duty of confidence to the Company (e.g., an attorney, auditor or investment banker retained by the Company), or (ii) is subject to a confidentiality agreement in favor of the Company in which the person has agreed or is obligated to keep the information confidential. If that third party trades in Company securities, the person who communicated the information (as well as the third party) may be held personally liable under federal (or state) law for violation of securities laws. This practice, known as “tipping,” violates the securities laws and also can result in the same civil and criminal penalties that apply to insider trading, whether or not the person personally derives any benefit from the third party’s actions. This prohibition includes giving trading advice without actually disclosing material nonpublic information, such as a general statement that, “I would sell now if I were you, but I can’t tell you why.” As with each of the prohibitions on trading while aware of material nonpublic information discussed in this Policy, the prohibition on tipping also applies to material nonpublic information regarding securities of other public companies.
e)
Regardless of whether persons covered by this Policy are aware of material nonpublic information, they are prohibited from posting messages about the Company or its securities in Internet chat rooms, bulletin boards, blogs or other similar means of electronic distribution, whether under actual or fictitious names.
B.
Application to Stock Options

This Policy does not apply to the exercise of an employee stock option when payment of the exercise price and any applicable taxes is made in cash. In addition, Company Personnel may receive stock option grants and their options may vest regardless of whether they are in possession of material nonpublic information.

As noted above, the Policy does apply to (i) any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price and/or applicable taxes due upon exercise of an option; (ii) the exercise of an option via a net exercise with the Company (e.g., a type of cashless exercise transaction that involves the Company’s cancellation of shares and does not involve a sale of shares in the market place); and (iii) the payment of the exercise price and/or applicable taxes due upon exercise of an option by delivering stock in the Company as payment for the exercise price and/or the applicable taxes, regardless of whether those shares are made available in the market place by the Company.

C.
Application to Restricted Stock and Restricted Stock Units

Company Personnel may receive awards of restricted stock or restricted stock units regardless of whether they are in possession of material nonpublic information about the Company. In addition, awards of restricted stock or restricted stock units may vest and settle while Company Personnel are aware of material nonpublic information. However, Company Personnel are prohibited, while aware of material nonpublic information, from selling in the open market any of the underlying shares of restricted stock or restricted stock units awarded to that person. As noted above, the Policy applies to: (i) any market sale (with or without a broker) for the purpose of generating the cash needed to pay the exercise price and/or applicable taxes due upon the vesting or settlement of restricted stock or restricted stock unit awards; (ii) the exercise of a restricted stock award (if such award has an exercise price) via a net exercise with the Company (e.g., a type of cashless exercise transaction that involves the Company’s cancellation of shares and does not involve a sale of shares in the market place); and (iii) the payment of the exercise price and/or applicable taxes due upon exercise of a restricted stock award (if such award has an exercise price) or the vesting or settlement of restricted stock or restricted stock unit awards by delivering stock in the Company as payment for the exercise price and/or the applicable taxes, regardless of whether those shares are made available in the market place by the Company.

This Policy does not apply to the exercise of a restricted stock award when payment of the exercise price and any applicable taxes is made in cash.

D.
Application to 401(k) Plan

This Policy does not apply to purchases of Company stock in the Company’s 401(k) plan resulting from periodic contributions of money to the 401(k) plan pursuant to payroll deduction elections. This Policy does apply, however, to certain elections that may be made under the 401(k) plan, including: (i) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, if any; (ii) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (iii) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of a participant’s Company stock fund balance; and (iv) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund. Please also refer to the Section titled “Pre-Clearance for Directors and Section 16 Officers” below.

E.
Employee Stock Purchase Plan

This Policy does not apply to purchases of Company stock in any employee stock purchase plan of the Company resulting from periodic contributions of money to the plan pursuant to the elections made at the time of enrollment in the plan. This Policy also does not apply to purchases of Company stock resulting from lump-sum contributions to the plan; provided that the participant elected to participate by lump-sum payment at the beginning of the applicable enrollment period. This Policy does apply to a participant’s election to participate, or increase his or her participation, in the plan, and to a participant’s sales of Company stock purchased pursuant to the plan.

5.
What Is Material Nonpublic Information?
A.
Material Information

Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making a voting or investment decision about the Company (i.e., deciding whether to buy, hold or sell the Company’s stock). Therefore, any information that could reasonably be expected to affect the price of the Company’s stock is potentially material. Both positive and negative information can be material. While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

a)
Projections of future earnings or losses or other earnings guidance, and any changes to previously announced earnings guidance or any decision to suspend earnings guidance;
b)
Earnings that are inconsistent with external guidance from the Company or with market expectations;
c)
News of a pending or proposed merger, acquisition or tender offer;
d)
News of a significant sale or acquisition of assets or the expansion or curtailment of operations (including a significant new contract or loss of business);
e)
Significant changes in dividend policies or the declaration of a stock split;
f)
News of strategic partnerships, joint ventures, collaborations or other relationships;
g)
Significant changes in senior management or membership of the Board of Directors;
h)
Significant new products, services or discoveries;
i)
Significant regulatory actions, including receipt or denial of a significant regulatory application for clearance or approval of products or material correspondence from regulatory bodies;
j)
Communications with government agencies, such as the U.S. Securities and Exchange Commission (the “SEC”);
k)
The gain or loss of, or a significant change to the terms of the Company’s relationship with, a substantial customer or supplier;
l)
The commencement of, or significant development regarding, any significant litigation, or the resolution of such litigation;
m)
A decision by the Company to borrow a significant amount of money;
n)
Impending bankruptcy or financial liquidity problems;
o)
Defaults on borrowings;
p)
A decision by the Company to offer securities in a public or private offering or repurchase or redeem any Company securities currently owned by the public; of availability;
q)
A significant change in the Company’s capital expenditure program;
r)
Information regarding the Company’s quarterly revenues or performance or customer adoption rates;
s)
A change in auditors or notification that an auditor’s report may no longer be relied upon;

t)
Significant write-downs in assets or increases or decreases in revenues;
u)
A significant cybersecurity incident;
v)
Significant shifts in operating or financial circumstances; and
w)
The imposition of an event-specific restriction on trading in Company securities or the securities of another company or the extension or termination of such restriction.

The foregoing are merely examples and should not be treated as an all-inclusive list. There may be other developments not listed above that may be material as well.

The materiality of information is determined on a case-by-case basis in light of all the facts and circumstances. All securities transactions will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, a person should carefully consider how regulators and others might view his or her transaction in hindsight. If you have any questions of whether or not information is material, please contact the Compliance Officer.

B.
Nonpublic Information.

“Nonpublic” information is information that the Company has not released publicly, either by a press release or by a filing with the SEC, or is not otherwise available publicly. As a general rule, information is not considered to be “public” until two (2) full trading days have elapsed after the broad dissemination of the Company’s announcement. Therefore, a person who was aware of the material information prior to its public release should not engage in any open market transactions in Company securities until at least the commencement of quotations on The Nasdaq Stock Market LLC (“Nasdaq”) on the third trading day after such information is publicly released (i.e., the next trading day after two (2) full trading days have elapsed since the release of such information), whether through a report filed with the SEC or through major news wire services, or recognized news services. For example, if an announcement is made on a Monday before trading on the Nasdaq opens (i.e., before 9:30 a.m. (EST)), a person who was aware of the information in the announcement prior to its public release would not be able to trade until the opening of trading on the Nasdaq on Wednesday. If an announcement is made after trading on the Nasdaq closes on a Monday, such person would not be able to trade until the opening of trading on the Nasdaq on Thursday.

6.
Additional Guidance.
A.
Short sales.

Short sales of Company securities (i.e. the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. Moreover, Section 16(c) of the Exchange Act (“Section 16”) expressly prohibits Board members and Section 16 officers from engaging in short sales. For these reasons, short sales of Company securities by Company Personnel are prohibited.

B.
Publicly-Traded Options.

A transaction in a publicly-traded option is, in effect, a bet on the short-term movement of the Company’s stock and may create the appearance that Company Personnel are trading on material nonpublic information and focus Company Personnel’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

C.
Hedging Transactions.

Hedging and monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit Company Personnel to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards or ownership. When that occurs, the interests of Company Personnel and the interests of the Company and its shareholders may be misaligned and may signal a message to the trading market that may not be in the best interests of the Company and its shareholders at the time it is convened. Accordingly, Company Personnel are prohibited from engaging in any such transaction.

D.
Margin Accounts and Pledged Securities.

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, Company Personnel are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

E.
Standing Orders.

Standing orders should be used only for a very brief period of time. A standing order placed with a broker or other nominee to sell or purchase stock at a specified price leaves an employee, officer or director of the Company with no control over the timing of the transaction. A standing order transaction executed by the broker or other nominee when such employee, officer or director of the Company is aware of material nonpublic information may result in unlawful insider trading.

F.
Gifts.

Because charitable and other nonprofit organizations may sell securities given to them very soon after receiving them, and because there is also the potential for manipulation (or perceived manipulation) by the donor to gain a larger tax deduction by donating securities before the release of material negative news, charitable gifts may not be made at a time when the donor is aware of material nonpublic information.

7.
Post-Employment Transactions. If a person is aware of material nonpublic information about the Company when his or her employment with the Company ends, this Policy’s restrictions on trading and communicating material nonpublic information will continue to apply. Such a person may not trade in Company securities until that information has become public or is no longer material. Please contact the Compliance Officer or his or her designee to further discuss when you will be free to trade in the Company’s securities after your employment with the Company ends.
8.
Blackout Period. From time to time, the Compliance Officer may designate as “Insiders” certain Company Personnel who, in the ordinary course of the performance of their duties for the Company, have routine access to material nonpublic information regarding the Company. All Company Personnel designated by the Compliance Officer as “Insiders Subject to Blackout Periods” may not trade in securities in the open market during a no-trade period (“Blackout Period”). An exception to this prohibition may apply for transactions effected pursuant to a pre-approved Rule 10b5-1 plan or an approved “sell to cover” program adopted by the Company as discussed below and as otherwise pre-approved by the Compliance Officer. The quarterly Blackout Period begins on the date that is two weeks prior to the end of every fiscal quarter (i.e. March 17, June 16, September 16 and December 17) and continues until the close of the first full trading day after the Company’s earnings for that quarter are publicly released. The Compliance Officer may impose additional Blackout Periods for all or some Company Personnel when the Company may be aware of material nonpublic information as the Compliance Officer deems necessary or appropriate. Any person made aware of the existence of an additional Blackout Period should not disclose the existence of such additional Blackout Period to any other person. The failure of the Company to designate a person as being subject to an additional Blackout Period will not relieve that person of the obligation not to trade while he or she is aware of material nonpublic information.

In addition, the Sarbanes-Oxley Act of 2002 prohibits all trades of Company securities by Directors and Section 16 officers of the Company during a “pension fund blackout period.” A pension fund blackout period exists whenever 50% or more of the participants in a Company benefit plan are unable to conduct transactions in their Company common stock accounts for more than three (3) consecutive business days. These blackout periods typically occur when there is a change in the benefit plan’s trustee, record keeper or investment manager. Individuals that are subject to these blackout periods will be contacted when these periods are instituted from time to time.

9.
Pre-Clearance. The Company has determined that all directors and officers and their family members must refrain from transacting in the Company’s securities without first obtaining pre-clearance from the Compliance Officer or one of his or her designees before transacting in Company securities.
A.
The individual must notify the Compliance Officer of the amount and nature of the proposed trade(s) using the Pre-Clearance form attached to this Policy.
B.
If practicable, the Pre-Clearance Form should be submitted to the Compliance Officer at least two (2) business days prior to the date of the intended trade date.
C.
The existence of this approval process does not obligate the Compliance Officer to approve any particular trade requested by an individual. From time to time, an event may occur that is material to the Company and is known by only a few Directors or Executives. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in the Company’s securities. If an individual requests clearance to trade in the Company’s securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason.
D.
After receiving written clearance to engage in a trade by the Compliance Officer, the individual must complete the proposed trade within five (5) business days of the intended date disclosed on the Pre-Clearance Form or make a new trading request.

The Company’s Pre-Clearance form is annexed as Attachment B, to be completed and provided to the Compliance Officer.

Neither the Company nor the Compliance Officer (i) will have any liability for any delay in reviewing, or refusal of, a Pre-Clearance form or a pre-clearance request, or (ii) assumes any liability for the legality or consequences of any transaction that is the subject of a pre-clearance request to the party requesting such pre-clearance.

10.
Rule 10b5-1 Plans. Under SEC Rule 10b5-1, a person may have an affirmative defense to insider trading liability for transactions in Company securities that are effected pursuant to a written contract or plan meeting certain requirements. In short, the rule presents an opportunity for a person to pre-arrange a sale or purchase of Company securities (including the exercise of an option or a restricted stock award), provided that, at the time the person establishes such a plan, he or she is not aware of material nonpublic information.

As required by SEC Rule 10b5-1, a director, officer or other employee of the Company may implement, amend or terminate a trading plan under SEC Rule 10b5-1 only when he or she is not in possession of material nonpublic information and provided that such individual and trading plan comply with the provisions under Attachment C annexed hereto. Any director, officer or other employee of the Company who wishes to implement a trading plan under SEC Rule 10b5‑1 must first pre-clear the plan with the Compliance Officer at least four (4) days prior to the entry into the plan, and must also pre-clear any amendment to such plan and any termination of a plan in advance of its expiration date, with the Compliance Officer. Except as set forth above, no further pre-approval of transactions conducted pursuant to trading plan under SEC Rule 10b5‑1 will be required. The terms of any trading plan under SEC Rule 10b5-1 adopted by an officer or director of the Company must be publicly disclosed by the Company in accordance with Item 408 of Regulation S-K promulgated by the SEC.

In addition, the Company requires pre-approval by the Compliance Officer or one of his or her designees and the approval of the Audit Committee of all Rule 10b5-1 plans relating to Company securities established by Directors and Section 16 officers. Rule 10b5-1 plans of all other Insiders must be pre-approved by the Compliance Officer.

For employees who are not Section 16 officers, the Company may adopt a “sell to cover” program that complies with the requirements of SEC Rule 10b5-1 to facilitate the ability of a non-Section 16 officer to sell shares in the public market for the purpose of generating the cash needed to pay the exercise price and/or applicable taxes due upon exercise of an option or upon the vesting or settlement of restricted stock or restricted stock unit awards.

11.
Section 16 Liability – Directors and Officers. Directors and certain officers of the Company must also comply with the reporting obligations and limitations on short-swing profit transactions set forth in Section 16. The practical effect of these provisions is that these officers and directors who purchase and sell the Company’s securities in non-exempt transactions (under Section 16) within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any material nonpublic information. Under these provisions, and so long as certain other criteria are met, neither the receipt of stock or stock options under the Company’s stock plans, nor the exercise of options nor the receipt of stock under a Company dividend reinvestment plan or the Company’s 401(k) retirement plan is deemed a purchase that can be matched against a sale for Section 16(b) short-swing profit disgorgement purposes; however, the sale of any such shares so obtained is a sale for these purposes. The Company will provide separate memoranda and other appropriate materials to the affected officers and directors regarding compliance with Section 16 and its related rules upon request.

The rules on recovery of short-swing profits are absolute and do not depend on whether a person has material nonpublic information.

12.
Responsible Party. The Company’s Compliance Officer is responsible for administering this Policy.
13.
Waivers. A waiver of any provision of this Policy in a specific instance may be authorized in writing by the Compliance Officer in consultation with the Chair of the Audit Committee or the Chair of the Company’s Board of Directors. Any such waiver shall be reported to the Board of Directors.
14.
Suspected Violations. Any director, officer, other employee or consultant of the Company who knows of or suspects a violation of this Policy should report the violation immediately to the Compliance Officer or through the procedures for reporting outlined in the Company’s Code of Conduct and Ethics. The Company will comply with all requests from the SEC, The Financial Industry Regulatory Authority, Inc., Nasdaq and any other quotation system or national securities exchange on which the Company’s common stock is then traded or listed, and other agencies for information related to insider trading investigations.
15.
Amendments. This Policy will be subject to the periodic review of our Board of Directors. The Company anticipates that modifications to this Policy will be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Company reserves the right to amend, supplement or discontinue this Policy and the matters addressed herein, without prior notice, at any time. However, employees are expected to adhere to this Policy, and the procedures established under it, until they receive any contrary instruction from the Compliance Officer.
16.
Acknowledgement. This Policy will be delivered to all Company Personnel at the start of their employment or relationship with the Company. Upon first receiving a copy of this Policy, each recipient must acknowledge that he or she has received a copy and agrees to comply with the terms of the Policy. All Company Personnel shall return the acknowledgement attached hereto within ten (10) days of receipt to the Company’s Compliance Officer c/o VivoSim Labs, Inc., 11555 Sorrento Valley Road, Suite 100, San Diego, CA 92121. Company Personnel will be required upon the Company’s request to re-acknowledge and agree to comply with this Policy (including any amendments or modifications thereto).

Failure to observe this Insider Trading Policy could lead to significant adverse legal problems, and could have other serious consequences up to and including termination of employment. Questions regarding this Policy are encouraged and may be directed to the Compliance Officer.

Revised: May 2025

ATTACHMENT A

ACKNOWLEDGEMENT

I, ___________________________, certify that:

1.
I have read, understand, and agree to comply with, the Company’s Restrictions on Buying and Selling Stock and Securities (Insider Trading Policy), revised in May 2025.
2.
I acknowledge and agree that I am responsible for ensuring compliance by all of my “Affiliated Persons.”
3.
I will comply with the Company’s Insider Trading Policy for as long as I am subject to the Policy.

Signature: _____________________________

Print Name: _____________________________

Date: ___________________________________

A-1

ATTACHMENT B

PRE-CLEARANCE FORM

Name:_______________________________	Date:________________________________

This is to advise you that I intend to execute a transaction in VivoSim Labs, Inc. (the “Company”) securities on or about ____________________and hereby request that the Company pre-clear the transaction as required by the Company’s Insider Trading Policy.

The general nature of the transaction is as follows:

☐ Purchase shares of Company stock on the open market
☐ Sell shares of Company stock on the open market
☐ Option exercise involving the sale of shares to cover the exercise price of some or all of the options
☐ Transfer shares of Company stock to another person (includes family members)
☐ Other (explain) _______

I have read and understand the Insider Trading Policy and certify that the above proposed transaction will not violate the Policy.

I certify that I am not in possession of any material nonpublic information about the Company and will not enter into the transaction if I come into possession of material nonpublic information about the Company between the date hereof and the proposed execution date.

I agree to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. I understand that the Company may require additional information about the transaction, and agree to provide such information upon request.

Print Name: ________________________	Signed: __________________________

Approved By: ___________________________________ Chief Financial Officer or General Counsel Transaction order must be placed prior to:	Signed: __________________________ ______________________________

B-1

ATTACHMENT C

RULE 10b5-1 Plan Guidelines

Any officer, director or other employee of the Company (a “participant”) adopting a trading plan (the “Plan”) under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each such Plan, must meet the following the requirements.

1.
The Plan must be a written plan or binding agreement entered into with a national brokerage firm or other financial professional reasonably acceptable to the Company.
2.
The Plan must clearly state that both the Plan participant and the brokerage firm intend that all transactions will comply with Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”).
3.
The Plan must include a representation by the participant to the Company at the time of adoption or modification of the Plan that (i) the participant is not aware of any material nonpublic information about the Company or Company securities, and (ii) the participant is adopting the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.
4.
The participant is solely responsible for determining Plan compliance with Rule 10b5-1 and other applicable laws and regulations. Preclearance of the Plan by the Company should not be characterized or understood to signify consent, approval or a legal opinion as to the Plan’s effectiveness or the participant’s compliance with Rule 10b5-1.
5.
The Plan must be adopted while the Company is not in a Blackout Period.
6.
For Plan participants that are officers and directors, no transaction may take place under the Plan until the later of (a) ninety (90) days after adoption or modification (as specified in Rule 10b5-1) of the Plan, or (b) two (2) business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Plan was adopted or modified (as specified in Rule 10b5-1), in all cases not to exceed one hundred twenty (120) days after adoption or modification of the Plan.
7.
For Plan participants other than officers and directors, no transaction may take place under the Plan until thirty (30) days following the adoption or modification (as specified in Rule 10b5‑1) of the Plan.
8.
Subject to certain limited exceptions specified in Rule 10b5-1, Plan participants may not have more than one Plan outstanding at the same time.
9.
The Plan participant may not be at the time of entering into the Plan, and may not during the term of the Plan become, a party to a corresponding or hedging transaction involving Company securities.
10.
The Plan participant must cooperate with the Company’s decisions regarding public disclosure of the Plan. If the Plan participant is a director or officer, the Plan participant (i) acknowledges that the Company and such director or officer must make certain disclosures in SEC filings concerning the Plan, and (ii) must promptly provide any information requested by the Company regarding the Plan (including any amendment or termination thereof) for the purpose of providing the required disclosures or any other disclosures that the Company deems to be required or appropriate under the circumstances.
11.
Although modifications to the Plan are not prohibited, the Plan should be adopted with the intention that it will not be amended, modified or terminated prior to its expiration.
12.
The Plan must provide for multiple transactions (as opposed to a single transaction); provided that Plan participants may, subject to certain limited exceptions specified in Rule 10b5-1, adopt one Plan that provides for a single transaction in any consecutive twelve-month period.

C-1

13.
The Plan must provide for same-day confirmation (by e-mail) by the financial institution to one or more individuals specified by the Company of each transaction made under the Plan, and of any proposed modification, amendment or termination of the Plan.
14.
If required with respect to a transaction under the Plan, an SEC Form 144 will be filled out and filed by the participant or the participant’s brokerage firm in accordance with the existing rules regarding Form 144 filings. For directors and officers, Form 4s should be filed timely with respect to transactions under the Plan. A similar footnote should be included in the Form 4 as outlined above.

C-2